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                                                                      EXHIBIT 11


                      ROSS TECHNOLOGY, INC. AND SUBSIDIARY

                     EARNINGS (LOSS) PER SHARE COMPUTATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                          YEAR ENDED   YEAR ENDED     YEAR ENDED
                                           MARCH 31,     APRIL 1,       APRIL 3,
                                             1997          1996          1995
                                           --------      --------      --------
Net income (loss) ....................     $(86,705)     $ 18,160      $(10,669)
Dividends related to preferred stock .           --          (832)         (176)
                                           --------      --------      --------
Net income (loss) applicable to common
  shareholders .......................      (86,705)     $ 17,328      $(10,845)
                                           ========      ========      ========
Shares used in earnings per share
  computations .......................       23,396        20,880         7,356
                                           ========      ========      ========
Net income (loss) per common share ...     $  (3.71)     $   0.83      $  (1.47)
                                           ========      ========      ========

          COMPUTATION OF SHARES USED IN EARNINGS PER SHARE COMPUTATIONS


                                     YEAR ENDED   YEAR ENDED   YEAR ENDED
                                      MARCH 31,     APRIL 1,     APRIL 3,
                                         1997          1996         1995
                                        ------        ------        -----
Average outstanding common shares ...   23,396        14,067        7,200
Average common equivalent shares -
  dilutive effect of preferred
  shares ............................       --         4,312            *
Average common equivalent shares -
  dilutive effect of option shares ..        *         2,501          156
                                        ------        ------        -----
Shares used in earnings per share
  computation .......................   23,396        20,880        7,356
                                        ======        ======        =====



*Excluded due to anti-dilutive effect.